Exhibit 32.1

Written Statement of Chief Executive Officer and Chief Financial Officer

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Fieldstone Investment Corporation (the “Company”), each hereby certifies that, to his knowledge on the date hereof:

(1)	The Form 10-Q of the Company for the quarter ended March 31, 2007 filed on the date hereof with the Securities and Exchange Commission (the Report) fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(2)	Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 10, 2007

/s/ Michael J. Sonnenfeld
	Name:	Michael J. Sonnenfeld
	Title:	President and Chief Executive Officer

/s/ Nayan V. Kisnadwala
	Name:	Nayan V. Kisnadwala
	Title:	Executive Vice President and Chief Financial Officer